Exhibit 99.2

[LOGO]

ROXIO COMPLETES $22 MILLION EQUITY FINANCING

SANTA CLARA, Calif. – June 20, 2003 – Roxio, Inc. (Nasdaq: ROXI) today announced that it has completed a private placement of 4,000,000 shares of its Common Stock at $5.50 per share with gross proceeds of $22 million.

The offering expands Roxio’s stockholder base and adds to the Company’s working capital as it continues to expand its activities in the digital media sector.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. As part of this transaction, Roxio has agreed to file a registration statement covering the resale of the shares of Common Stock acquired in this offering.

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Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are registered trademarks of Roxio, Inc. in the United States and/or other countries. Easy CD & DVD Creator and Digital Media Suite are trademarks of Roxio, inc., which may be registered in certain jurisdictions. All other trademarks used are owned by their respective owners.

Editorial Contact:	Investor Contact:
Jennifer Pelczarski	Jennifer Jarman
The Blueshirt Group	The Blueshirt Group
(415) 217-7722	(415) 217-7722
jenp@blueshirtgroup.com	jennifer@blueshirtgroup.com